Exhibit 99.1

Contacts:

Investor Relations Contact

Adam Friedman Associates

Barbara Cano

212-981-2529 x22

barbara@adam-friedman.com

JNI Corporation Reports Financial Results for Second Quarter 2003

Company Projects 50% to 60% Revenue Growth in FY2004

San Diego, July 29, 2003 – JNI® Corporation (Nasdaq: JNIC), a leading provider of enterprise storage connectivity products, today announced financial results for the second quarter ended June 30, 2003.

Second Quarter Operating Results

Second quarter 2003 net revenues were $5.8 million, compared to net revenues of $10.9 million for the second quarter 2002, and compared to net revenues of $8.1 million for the first quarter 2003.  The decrease from the first quarter of 2003 to the second quarter of 2003 reflects a decline in revenue across all product lines.

Gross margin for the second quarter of 2003 was 59.2%, compared to 46.5% for the second quarter of 2002 and to 56.6% for the first quarter of 2003.  The increase in gross margin from the first quarter of 2003 to the second quarter of 2003 was primarily due to a decrease in material costs as well as changes in product mix.

Second quarter 2003 operating expenses were $10.4 million, compared to $14.3 million in the second quarter of 2002 and $9.8 million for the first quarter of 2003.  Excluding the $3.2 million lease charge, operating expenses for the second quarter of 2002 were $11.1 million.

JNI’s loss for the second quarter of 2003 was $6.6 million, or $0.25 per share, compared to a loss of $8.7 million, or $0.33 per share, for the second quarter of 2002 and compared to a loss of $4.7 million, or $0.18 per share, in the first quarter 2003.  Excluding the lease charge of $3.2 million, the loss in the second quarter of 2002 was $5.5 million, or $0.21 per share.

Balance Sheet Highlights

As of June 30, 2003, cash and investments totaled $90.1 million, a decrease of $5.0 million from the previous quarter’s balance of $95.1 million.  The decrease was due to $3.9 million of cash used for operations in the quarter and capital expenditures partially offset by proceeds received from the exercise of stock options.

Share Buyback Program

In April, JNI announced that its Board of Directors authorized the repurchase of up to $10 million of its common stock over the next twelve months at prevailing market prices.  Thus far, JNI has repurchased 2,500 shares at the average price of $3.45.

Commentary

“Our second quarter revenue decline was not unexpected and was the result of continued reduction in demand for our legacy products and drivers; a decrease in demand for InfiniBand 1X HCAs: and a decline in ASIC revenue primarily from lower NREs,” commented Russell Stern, President and Chief Executive Officer.  “Over the past nine months we have made significant improvements to our roadmap, development processes, systems interoperability lab procedures, quality, manufacturing efficiencies and cost of goods sold. We expect that these across-the- board improvements will be reflected in the results for the second half and fiscal 2004,” Stern noted.

“One of our core strategies has been to regain share in the Solaris Fibre Channel HBA marketplace. We have taken several steps toward achieving that goal. The first was our announcement in April of becoming the second source for Sun StorEdge Open San Architecture HBAs. We have completed qualification of this product and expect to begin shipping in Q3. Last week we announced general availability of our unique “No-Reboot Driver” for the Solaris native software environment. We expect to announce qualifications with partners this quarter and others through the first quarter of 2004. We believe that this product combined with our new marketing initiatives, distribution programs and stronger organization will allow us to regain Solaris market share.

“The second part of our growth strategy,” added Stern, “is to enter the Windows market which we will be doing with a new Windows product designed for the cost and simplicity required in Windows SANs. This product has been delivered to OEM and strategic partners along with a disruptive strategy designed to gain share. Based on the response by customers, we are confident that we will announce at least one significant design win by the first half of 2004.

“Consistent with being a long term supplier in the FC market, we recently announced X8, a revolutionary architecture that provides unparalleled performance capability and scalability while supporting 1,2,4 and 10Gb/sec standards. JNI has joined Qlogic and others in support of 4Gb/sec FC as the next standard in FC fabric infrastructure, an important step in providing the next performance enhancement to customers’ environments while protecting their investments in 1 and 2 Gb/sec infrastructures.  We are on target to release HBAs to the market in the first half of 2004 based on our X8 architecture,” he added.

Guidance

Stern continued, “When I took the helm at JNI, I said that we would not provide guidance to the financial community due to the lack of new product qualifications. Now that our new developments are giving us visibility, we have decided that JNI has reached a point where it would be in our investors’ best interests to provide some direction. Even with several new product launches in Q3, revenues will not be realized until Q4 and beyond. For this reason, we expect a somewhat flat Q3 with a 20-25% increase in Q4 revenue. Based on the progress we have made in implementing our strategy, we expect revenues to increase 50-60% in 2004 over 2003 with breakeven achieved in the fourth quarter of 2004.”

Conference Call and Webcast

Management will host a conference call with simultaneous webcast today at 2pm PDT/ 5pm EDT to discuss the Company’s operating and financial performance.  The conference call, featuring President and Chief Executive Officer Russell Stern and Chief Financial Officer Paul Kim, can be accessed live via the Internet at www.jni.com or www.companyboardroom.com, or by phone at 800-299-7089 (US) and 617-801-9714 (International), passcode: 48264271.

This conference call may contain forward-looking financial information and will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G.  The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results prepared in accordance with GAAP, as well as the other material financial and statistical information to be discussed in the conference call will be posted on the company’s Investor Relations web site at www.jni.com.

For those who cannot listen to the live broadcast, a Webcast replay will be available from one hour after meeting’s end, for 7 days subsequent.  An audio replay will also be available for 7 days, by dialing 888-286-8010 (US) or 617-801-6888 (International) and entering the passcode 50467887.

About JNI Corporation

JNI Corporation is one of the leading manufacturers of connectivity products for the enterprise data center and the leading provider of Fibre Channel-based host bus adapters  (HBAs) for Solaris servers. JNI offers a broad line of Fibre Channel HBAs, InfiniBand Host Channel Adapters, storage ASICs and software. The products operate on Solaris, Windows 2000, Windows NT, HP-UX, AIX, and Linux systems. JNI customers, distributors and strategic partners include Acal FCS, Arrow Electronics, Bell Microproducts, Brocade, Chaparral, Crossroads, EMC, Eurologic, HP, Hitachi Data Systems, IBM, Info X, LSI Logic, McDATA, Mellanox, Nishan Systems, StorageTek, Sun Microsystems, TidalWire and Veritas. Company headquarters are in San Diego, with offices throughout the U.S., Europe and Asia.  www.jni.com.  JNI - enterprising solutions™

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Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including operating expenses excluding lease charges and net loss excluding lease charges, may be considered Non-GAAP financial measures. JNI believes this information is useful to investors because it provides a basis for measuring the company’s available capital resources and the operating performance of the company’s business and the company’s cash flow excluding non-recurring items that would normally be included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. The company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance and capital resources. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies.

Forward Looking Statements

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, express or implied statements regarding JNI’s anticipated revenue and profitability) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include: our dependence on a small number of OEM and distribution channel customers; delays in product development; our dependence on the market for Solaris-based storage; our dependence on sole source and limited source suppliers for key components; increasing competition in the Fibre Channel market; our focus on Fibre Channel products; rapid technological change in our industry; changes in the networked storage market; the early stage of the market for server-to-server connectivity products; our reliance on manufacturers in other countries; litigation involving intellectual property and other issues; potential disruptions to our personnel and to our customer and supplier relationships arising out of our strategies to better leverage our ASIC assets; the financial cost of implementing these strategies and the potential cost if they are not successful; our ability to obtain appropriate value for our ASIC assets; and other risk factors discussed in the company’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

JNI, the JNI logo, FibreStar and “enterprising solutions” are trademarks or registered trademarks of JNI Corporation.  Sun, Sun Microsystems, the Sun Logo, Solaris, Sun StorEdge and “The Network is The Computer” are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.  All other trademarks are the property of their respective holders.

JNI Corporation

Condensed Balance Sheet

June 30, 2003 and December 31, 2002

(in thousands)

	Balance at 6/30/2003	Balance at 12/31/2002
ASSETS:

Cash and investments	$90,063	$102,680
Accounts receivable, net	2,949	3,715
Inventories	3,554	3,874
Property and equipment, net	7,955	8,980
Licensed technology	525	600
Equity investment	900	600
Other assets	1,996	1,632

	$107,942	$122,081

LIABILITIES & EQUITY:

Accounts payable and accrued liabilities	$10,991	$13,885
Deferred revenue	1,150	1,709
Other long-term liabilities	237	368
Total stockholders’ equity	95,564	106,119

	$107,942	$122,081

JNI Corporation

Condensed Statement of Operations

Three Months and Six Months Ended June 30, 2003 and 2002

(in thousands, except per share amounts)

	3 months ended 6/30/2003	3 months ended 6/30/2002	6 months ended 6/30/2003	6 months ended 6/30/2002

Net revenues	$5,806	$10,923	$13,937	$22,837
Cost of revenues	2,370	5,847	5,899	11,853
Gross profit	3,436	5,076	8,038	10,984

Operating expenses:
Research and development	5,747	5,625	10,800	11,147
Selling and marketing	2,548	3,232	5,208	6,563
General and administrative	2,128	2,212	4,198	4,223
Lease impairment charge	—	3,172	—	3,172
Amortization of stock-based compensation	—	41	—	92
Total operating expenses	10,423	14,282	20,206	25,197

Operating income (loss)	(6,987)	(9,206)	(12,168)	(14,213)

Interest income	344	488	801	1,362
Other income (expense), net	4		(3)

Income (loss) before income taxes	(6,639)	(8,718)	(11,370)	(12,851)

Income tax provision (benefit)	—	—	—	—

Net income (loss)	$(6,639)	$(8,718)	$(11,370)	$(12,851)

Net income (loss) per share:
Basic	$-0.25	$-0.33	$-0.43	$-0.48
Diluted	$-0.25	$-0.33	$-0.43	$-0.48

Number of shares used in per share computations:
Basic	26,756	26,590	26,674	26,586
Diluted	26,756	26,590	26,674	26,586